Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2011 Financial Results

– Continued Advancement of RNAi Therapeutics Clinical Pipeline, including “Alnylam 5x15™” and Partner Programs –

– ALN-TTR01 to Report Data at Amyloidosis Meeting in November 2011 –

– Maintained Strong Balance Sheet with $316 Million in Cash; Revised Financial Guidance to End 2011 with Greater than $250 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 1, 2011--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2011, and company highlights.

“Alnylam remains focused and committed to the advancement of RNAi therapeutics as a whole new class of innovative medicines. Our progress in the first half of 2011 is exemplified by the continued advancement of our clinical pipeline. In this regard, we believe we have achieved important objectives in recent months with both our ‘Alnylam 5x15’ programs as well as our partner-based programs,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “All told, our focus is to drive RNAi therapeutics through clinical trials and ultimately to the market, and with several important milestones still ahead in the near term, we look forward to reporting on our progress in the second half of 2011 and beyond.”

“Specifically in the second quarter and recent period, we presented data from our ALN-VSP Phase I study at ASCO showing evidence of anti-tumor activity and RNAi proof of mechanism – important results for the entire RNAi therapeutics field. As reported this morning, we are encouraged by the continued progress of patients in this trial. Further, we advanced ALN-PCS towards the clinic with the filing of a CTA just last month – an important achievement as it is the first program using our second-generation lipid nanoparticle technology to enter clinical development,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We are looking forward to the second half of the year, where we now expect to report data from our ALN-TTR01 Phase I study in the fourth quarter, expect to file our ALN-TTR02 regulatory filings, and aim to report clinical activity data from our ALN-PCS Phase I study by year end.”

Cash, Cash Equivalents and Total Marketable Securities

At June 30, 2011, Alnylam had cash, cash equivalents and total marketable securities of $316.0 million, as compared to $349.9 million at December 31, 2010.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2011 was $13.8 million, or $0.33 per share on both a basic and diluted basis (including $4.2 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $14.6 million, or $0.35 per share on both a basic and diluted basis (including $5.1 million, or $0.12 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.6 million for the second quarter of 2011, as compared to $26.6 million for the same period last year. Revenues for the second quarter of 2011 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.1 million of expense reimbursement, amortization, and/or license fee revenues from Novartis, Cubist Pharmaceuticals, Inc., Biogen Idec Inc., and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $25.3 million in the second quarter of 2011, which included $2.8 million of non-cash stock-based compensation, as compared to $28.1 million in the second quarter of 2010, which included $3.2 million of non-cash stock-based compensation. The decrease in R&D expenses in the second quarter of 2011 as compared to the prior year period was due primarily to lower external service expenses, including pre-clinical costs associated with the company’s ALN-TTR and ALN-VSP programs.

General and Administrative Expenses

General and administrative (G&A) expenses were $8.4 million in the second quarter of 2011, which included $1.4 million of non-cash stock-based compensation, as compared to $10.1 million in the second quarter of 2010, which included $1.8 million of non-cash stock-based compensation. The decrease in G&A expenses for the second quarter of 2011 as compared to the prior year period was due primarily to a reduction in professional service fees related to business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $1.0 million and $3.9 million for the second quarter of 2011 and 2010, respectively, related to Alnylam’s share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.3 million for the second quarter of 2011, as compared to $0.6 million for the second quarter of 2010. The decrease in interest income was due primarily to lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

2011 Financial Guidance

Due to investments in the company’s RNAi therapeutics pipeline, including its “Alnylam 5x15” programs, Alnylam now expects its cash, cash equivalents and total marketable securities balance will be greater than $250 million at December 31, 2011.

“Alnylam continues to maintain a strong balance sheet, ending the second quarter with approximately $316 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “This strong financial profile enables us to invest in the advancement of our clinical pipeline, including both our ‘Alnylam 5x15’ programs as well as our partner-based programs. Given our progress to date in 2011, including four RNAi therapeutic programs now in clinical development, we have revised our financial guidance to end the year with greater than $250 million in cash.”

Second Quarter 2011 and Recent Significant Corporate Highlights

“Alnylam 5x15” Program Highlights

  Filed Clinical Trial Application (CTA) for ALN-PCS. Alnylam filed a CTA with the Medicines and Healthcare products Regulatory Agency (MHRA) in the U.K. to initiate a Phase I clinical trial with ALN-PCS, an RNAi therapeutic for the treatment of severe hypercholesterolemia. Upon receiving clearance, Alnylam plans to initiate a Phase I clinical trial and expects to present initial safety, tolerability, and pharmacodynamic activity data from this study by the end of the year. ALN-PCS is an RNAi therapeutic that utilizes proprietary Alnylam second-generation lipid nanoparticle (LNP) technology, specifically using the MC3 lipid.
  Advanced ALN-TTR Program, Including Presentation of New Data at Peripheral Nerve Society Meeting; Updated Guidance. Alnylam reported new results from its ALN-TTR program at the 2011 Peripheral Nerve Society Meeting. These data were from a natural history study designed to measure blood levels of wild-type and mutant transthyretin (TTR) over time in both transthyretin-mediated amyloidosis (ATTR) patients and gene carriers. Results showed that TTR levels were stable over time in both patient groups. ALN-TTR01 is currently actively enrolling ATTR patients in a blinded, randomized, placebo-controlled, single dose escalation Phase I clinical trial. The company today is updating guidance and now expects to report on Phase I data from this study in the fourth quarter of 2011 in order to accommodate for patient enrollment over the summer months and presentation of data at a key scientific meeting. Specifically, the company expects to present data at the International Symposium on Familial Amyloidotic Polyneuropathy being held November 20 – 22, 2011 in Kumamoto, Japan. In parallel, Alnylam is also advancing ALN-TTR02, which utilizes proprietary Alnylam second-generation delivery technology, and believes it is on track to file an investigational new drug (IND) or IND equivalent application in the second half of 2011.
  Advanced Additional “Alnylam 5x15” Discovery Programs. The company continued to advance its additional “Alnylam 5x15” programs, including ALN-HPN, an RNAi therapeutic targeting the hepcidin pathway for the treatment of refractory anemia. In addition, Alnylam believes it is on track to advance two additional genetically defined target and/or disease programs in the third and fourth quarters of 2011, respectively, and has advanced several candidate programs in its discovery efforts accordingly.

Recent Partner Program Highlights

  Presented Results from ALN-VSP Phase I Clinical Trial at ASCO Meeting. Alnylam presented results from its Phase I clinical trial with ALN-VSP at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. ALN-VSP is a systemically delivered RNAi therapeutic for the treatment of advanced solid tumors with liver involvement. In the Phase I study, ALN-VSP was generally well tolerated, demonstrated evidence for anti-tumor activity, and was found to mediate RNAi activity in both hepatic and extra-hepatic tumors. One patient with endometrial cancer experienced a partial response (PR) with 70% tumor regression. A dose of 1.0 mg/kg administered every two weeks was identified as a dose/dose regimen for further Phase II studies. Alnylam announced earlier today that it has completed treatment of patients in the Phase I study protocol, with patients continuing treatment in a separate extension study. A total of 41 patients were enrolled and treated, together receiving 209 doses of drug. Currently five patients with disease control, including the endometrial cancer patient with an ongoing PR, continue to receive ALN-VSP under the extension protocol; this also includes two patients with renal cancer and two patients with pancreatic neuroendocrine carcinoma. Alnylam expects to partner its ALN-VSP program prior to initiating a Phase II clinical study.
  Continued Enrollment in ALN-RSV01 Study. Alnylam continued enrollment in its Phase IIb study of ALN-RSV01, an RNAi therapeutic for the treatment of respiratory syncytial virus (RSV)-infected lung transplant patients. The company believes it is on track to report data from this study in 2012.
  Advanced Additional Partner Programs Including ALN-HTT. In collaboration with Medtronic Inc. and CHDI Foundation, Inc., Alnylam continues to advance ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s Disease.

Business and Organizational Highlights

  Extended Delivery Research Collaboration with AlCana Technologies and The University of British Columbia, and Formed New Delivery Collaboration with Precision NanoSystems. Alnylam elected to extend its RNAi therapeutics research collaboration with AlCana Technologies, Inc. and The University of British Columbia (UBC) through July 2012. The research collaboration is focused on the discovery of novel cationic lipids, such as the MC3 lipid, employed in second-generation LNPs for the systemic delivery of RNAi therapeutics. The work is fully funded by Alnylam and conducted by scientists at UBC and AlCana. Under the terms of the research agreement, Alnylam retains exclusive rights to all new inventions in the RNAi field as well as sole rights to sublicense any resulting intellectual property to Alnylam’s current and future partners. In a new and separate agreement, Alnylam formed an exclusive collaboration with Precision NanoSystems, Inc. focused on the discovery and development of novel LNPs, called small LNPs (sLNPs), using microfluidics technology. Based on their small particle size of approximately 20 nanometers, sLNPs have the potential for broadened biodistribution beyond the liver.
  Regulus Therapeutics and GlaxoSmithKline Named a Third microRNA Target. Regulus identified a third microRNA target in its alliance with GlaxoSmithKline (GSK), triggering a pre-clinical milestone payment from GSK. The Regulus-GSK alliance is focused on the discovery and development of compounds targeting four different microRNAs in inflammation and hepatitis C virus (HCV) infection.
  Filed Answer and Counterclaim to Tekmira Lawsuit. Alnylam has commented previously on its belief that the Tekmira complaint is without merit; the company intends to fully defend itself in this matter.
  Alnylam Announced Organizational Changes. Akshay K. Vaishnaw, M.D., Ph.D., has been promoted to the new position of Chief Medical Officer. Dr. Vaishnaw previously held the title of Senior Vice President, Clinical Research. Kenneth Koblan, Ph.D., former Chief Scientific Officer, left the company to return to a large pharmaceutical company.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2011 results, and discuss expectations for the future via conference call on August 1, 2011 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investor page of our website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-277-1184 (domestic) or 617-597-5360 (international) five minutes prior to the start time and provide the passcode 27680299. A replay of the call will be available beginning at 7:30 p.m. ET on August 1, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 89562585.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. This strategy leverages Alnylam’s clinical progress on siRNA delivery, including definitive human proof-of-concept data for systemic delivery. By the end of 2015, the company expects to have five such RNAi therapeutic programs in advanced clinical development. These include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and two additional programs from the company’s ongoing discovery efforts that will be designated and advanced into development later in 2011. Alnylam intends to commercialize the products arising under the “Alnylam 5x15” strategy itself in the United States and potentially certain other countries; the company will seek development and commercial partners in other global territories.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, and ALN-HPN for the treatment of refractory anemia. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in advanced stages of clinical development by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and Sanofi. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding Alnylam’s expectations with respect to its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR01 and ALN-TTR02, ALN-PCS, ALN-HPN, ALN-VSP, ALN-RSV01, and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, including its plan to file an IND or IND equivalent application for ALN-TTR02 and initiate clinical trials for ALN-TTR02 and ALN-PCS, the expected timing of regulatory filings, its expectations regarding human proof-of-concept data, the potential of sLNPs for broadened biodistribution beyond liver delivery, the formation of new alliances and business ventures, including its plan to partner its ALN-VSP program prior to initiating a Phase II clinical study, its expected cash position at the end of 2011, and its views with respect to the allegations included in Tekmira’s complaint, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; the successful defense of litigation; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc. Unaudited Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues from research collaborators	$20,614	$26,617	$41,511	$51,181

Operating expenses:
Research and development (1)	25,303	28,136	51,652	52,836
General and administrative (1)	8,429	10,107	18,653	21,277
Total operating expenses	33,732	38,243	70,305	74,113
Loss from operations	(13,118)	(11,626)	(28,794)	(22,932)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,012)	(3,919)	(2,084)	(5,497)
Interest income	322	641	704	1,231
Other income (expense)	(16)	43	65	32
Total other income (expense)	(706)	(3,235)	(1,315)	(4,234)
Loss before income taxes	(13,824)	(14,861)	(30,109)	(27,166)
Benefit from income taxes	—	229	—	211
Net loss	$(13,824)	$(14,632)	$(30,109)	$(26,955)

Net loss per common share - basic and diluted	$(0.33)	$(0.35)	$(0.71)	$(0.64)

Weighted average common shares used to compute basic and diluted net loss per common share	42,379	41,991	42,369	41,920

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,830	$3,246	$5,495	$6,475
General and administrative	1,384	1,822	2,841	3,920

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2011	2010
Cash, cash equivalents and total marketable securities	$316,029	$349,904
Collaboration receivables	1,308	3,450
Income taxes receivable	—	10,669
Prepaid expenses and other current assets	5,077	6,889
Property and equipment, net	16,252	18,289
Intangible assets, net	361	448
Investment in joint venture (Regulus Therapeutics Inc.)	1,801	3,616
Total assets	$340,828	$393,265
Accounts payable and accrued expenses	$19,329	$20,428
Total deferred revenue	180,843	211,108
Total deferred rent	3,363	3,353
Other long-term liabilities	742	143
Total stockholders’ equity (42.7 million and 42.3 million common shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	136,551	158,233
Total liabilities and stockholders' equity	$340,828	$393,265

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2010.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer